Exhibit 10.37

PROMISSORY NOTE

Effective Date: February 27, 2012	Amount RMB3,460,000

PROMISE TO PAY.  Beijing Shenzhou Deke Technology Development Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (the “Company”) promises to pay to the order of Beijing China Auto Rental Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Lender”) RMB3,460,000 (the “Indebtedness”).

MATURITY AND PAYMENT. This Note shall mature within fifteen (15) Business Days after receipt of written notice to the Company by Lender of its demand of repayment of the Indebtedness (the “Due Date”), and the entire balance of the Indebtedness shall be due and payable in full on the Due Date. All payments hereunder shall be in immediately available RMB funds. For the purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday under the laws of the People’s Republic of China.

MISCELLANEOUS. Nothing in this Note shall waive or restrict any right of Lender granted in any other document or by law.  No delay on the part of Lender in the exercise of any right or remedy shall operate as a waiver. The terms and conditions of this Note may not be amended, waived or modified except in a writing signed by Lender expressly stating that the writing constitutes an amendment, waiver, or modification of the terms of this Note. This Note shall bind the respective successors and assigns of the Company. This Note is governed by the laws of the People’s Republic of China and is made effective as of the Effective Date.

SIGNATURES ON THE FOLLOWING PAGE

The Company has duly executed this Note as of February 27, 2012.

Beijing Shenzhou Deke Technology Development Co., Ltd.

a company incorporated in the People’s Republic of China

[Company seal affixed]

By:	/s/ Charles Zhengyao Lu

Name: Charles Zhengyao Lu

Title: Legal Representative